[Graphic omitted]                                  Hennessy Advisors, Inc.
                                                   750 Grant Avenue, Suite 100
                                                   Novato, CA 94945

                                                   News Release
December 22, 2003

Contact Name: Terry Nilsen                         FOR IMMEDIATE RELEASE
Contact Phone: 415-899-1555
Contact Fax: 415-899-1559

                HENNESSY ADVISORS, INC. REPORTS YEAR-END RESULTS

Novato, CA - December 22, 2003 - Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, announced fully diluted earnings per share of $.65 for the fiscal year ended September 30, 2003, up from $.23 in the prior fiscal year or +182.6%. Growth in net income is primarily attributable to increased mutual fund assets under management, derived from participation in mutual fund supermarket programs, and increased market valuations. Total mutual fund assets under management increased $461.5 million to $835.1 million at September 30, 2003, compared to $373.6 million at September 30, 2002, an increase of 123.5%.

"I am very pleased that the formula-driven mutual funds we manage performed extremely well this fiscal year," said Hennessy. "We are hopeful for peace in the middle east and for a worldwide economic rebound in the near future. We anticipate that our investors will be pleased with our earnings, and we will continue our commitment to growing our assets under management for the benefit of our shareholders."

                             Hennessy Advisors, Inc.

                              Financial Highlights

                                Period to Period


                                                   Twelve Months Ended
Fiscal Year                                Sept. 30, 2003     Sept. 30, 2002      $ Change         % Change
------------------------------------------------------------------------------------------------------------

Total Revenue                             $   4,787,528      $   2,270,287     $   2,517,241         110.9%

Net Income                                $   1,061,988      $     308,697     $     753,291         244.0%

Earnings per share (diluted)              $        0.65      $        0.23     $        0.42         182.6%

Weighted Average number of
shares outstanding                            1,635,691          1,319,678           314,999          23.9%


At Period Ending Date                      Sept. 30, 2003     Sept. 30, 2002      $ Change         % Change
------------------------------------------------------------------------------------------------------------

Mutual Fund Assets Under
Management                                $ 835,138,565      $ 373,611,124     $ 461,527,441         123.5%

Hennessy Advisors, Inc., located in Novato, CA, is the advisor to five no-load mutual funds, satisfying a variety of investment objectives and risk tolerance levels. Each of the Hennessy Funds employs a unique and powerful money management approach combining superior, time-tested stock selection formulas with unwavering discipline and consistency. The Company serves clients with integrity, honesty and candor. The Hennessy Funds strategies and performance are fully disclosed.

Forward-Looking Statements
--------------------------

     Statements in this press release regarding Hennessy Advisors, Inc.'s business, which are not historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other important factors that could cause the actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. These risks, uncertainties and other important factors are described in more detail in the "Risk Factors" section of the Company's annual report on Form 10-KSB for the fiscal year ended September 30, 2002, filed December 27, 2002, with the U.S. Securities and Exchange Commission, including, without limitation, the "Risk Factors" section of the Management's Discussion and Analysis and Results of Operations. The following factors affect the actual results of the Company:

        >> Continuing volatility in the equity markets have caused the levels of our assets under management to fluctuate significantly.
        >> Continued weak market conditions may lower our assets under management and reduce our revenues and income.
        >> We face strong competition from numerous and sometimes larger companies.
        >> Changes in the distribution channels on which we depend could reduce our revenues or hinder our growth. >> For the next several years, insurance costs are likely to increase materially and we may not be able to obtain the same types or amounts of coverage.
        >> For the next several years, professional service fees are likely to increase due to increased securities industry legislation.
        >> International conflicts and the ongoing threat of terrorism may adversely affect the general economy, financial and capital markets and our business.


Supplemental Information
------------------------

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. For more complete information about the Hennessy Funds, including fees and expenses, call 800-966-4354 to obtain a free prospectus. Read it carefully before you invest or send money. The distributor for the Hennessy Funds is Quasar Distributors, LLC.